STOCK PURCHASE AGREEMENT

      This Stock Purchase Agreement is made as of the 22nd day of March, 1995 among RAYMOND H. EAVES and BILLY B. COOPER (hereinafter collectively referred to as the "SELLERS" and individually as a "SELLER") and PRIDE PETROLEUM SERVICES, INC., ("PURCHASER").

      WHEREAS, SELLERS own, or as of the Closing will own, all of the issued and outstanding stock (the "X-Pert STOCK") of X-PERT ENTERPRISES, INC. ("X-Pert") which is the owner of all the issued and outstanding stock of X-PERT WELL SERVICE, INC. and B&M SERVICE CO., INC. (collectively the "Companies", individually the "Company"), and PURCHASER desires to acquire the X-Pert STOCK from SELLERS; and

      WHEREAS, SELLERS AND PURCHASER desire to set forth herein the terms and conditions of their agreement and understanding;

      NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

      1.1 DEFINITIONS - For purposes of the Agreement, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Section 1.1 have the meanings herein assigned to them.

      (a) "Agreement" means this Stock Purchase Agreement.

      (b) "Financial Statements" shall have the meaning as defined in Sections 3.1(y).

      (c) "Effective Closing Date" means Midnight, on January 31, 1995.

      (d)   "ERISA" shall have the same meaning as defined in Section 3.1(r).

      (e) "Closing" means the closing of the transaction contemplated by the Agreement scheduled for 10 a.m. local time at PURCHASER'S offices in Houston, Texas, on March 22, 1995 or at such other time or place as the parties may mutually agree in writing.

      (f) "Code" means the Internal Revenue Code of 1986 as amended.

      (g) "Corporate Documents" mean the Articles of Incorporation and Bylaws of X-Pert and the Companies.

      (h) "Party" means any signatory party to this Agreement.

      (i) "Purchase Price" shall have the same meaning as defined in Section
          2.2.

      (j) "X-Pert STOCK" shall have the same meaning as defined in the preamble.

      (k) "X-Pert Accounting Procedures" shall have the same meaning as defined in Section 2.2. (l) "X-Pert Yard" shall have the meaning as defined in
          Section 4.1(f).

      (m) "Note" shall have the same meaning as defined in Section 2.2(d).

      (n) "Mortgage" shall have the same meaning as defined in Section 2.2(e).

      (o) "Security Agreement" shall have the same meaning as defined in Section 2.2(e).

      (p) "Financing Statement" shall have the same meaning as defined in
          Section 2.2(e).

      (q) "Pride STOCK" shall have the same meaning as defined in Section
          2.2(c).

      (r) "Excluded Property" shall have the same meaning as defined in Section 3.1(s).
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                                   ARTICLE II

                    SALE AND PURCHASE OF STOCK OF COMPANIES

      2.1 SALE OF STOCK - Subject to the terms and conditions of the Agreement, SELLERS shall sell, assign, transfer and convey the X-Pert STOCK to PURCHASER at Closing. SELLERS shall deliver to PURCHASER, at the Closing, (i) certificates representing all the shares of X-Pert STOCK, duly endorsed in proper form for transfer and dated as of the Closing, (ii) letters of resignation of all officers and directors of X-Pert and the Companies, and (iii) all other certificates, opinions and documents required to be delivered to PURCHASER by SELLERS at Closing pursuant to this Agreement.

      2.2 PURCHASE PRICE - The purchase price for the X-Pert STOCK (the "Purchase Price") shall be an amount equal to NINE MILLION NINE HUNDRED SIXTY FOUR THOUSAND FOUR HUNDRED EIGHTY ONE DOLLARS AND NINETY FOUR CENTS ($9,964,481.94). The Purchase Price consists of SEVEN MILLION DOLLARS ($7,000,000.00) plus the value of the Net Realizable Assets of X-Pert and the Companies as shown on their Financial Statements as of the Effective Closing Date less the amounts of (i) the transactions described in Section 4.1(a) to exercise the option on Harry Eaves' stock ($409,596) and to purchase the stock of Messrs. Rhoads and Rogers ($55,380); less an adjustment to reconcile the exercise of Harry Eaves' stock options ($29,388); (iii) less an adjustment to reflect the tax adjusted difference between the market value and the book value as shown on X-Pert's Financial Statements as of the Effective Closing Date of the Merrill Lynch WCMA accounts numbered 68B-07347 (owned by X-Pert Well Service) and 68B-07346 (owned by B&M Service Company) and Vanguard Securities Fund accounts numbered 9882723784 (owned by X-Pert Well Service) and

9882723836 (owned by B&M Service Company) ($46,253.08); and (iv) less an adjustment for SELLERS expenses in negotiating this agreement ($57,578.90). "Net Realizable Assets" shall mean all of the assets of X-Pert and the Companies less net property and equipment less all liabilities. On the consolidated Financial Statements of X-Pert and the Companies, dated January 31, 1995, attached hereto as part of Exhibit "L", the Net Realizable Assets of $3,562,677.92 equals total assets of $8,333,960.66 less net property and equipment of $2,493,879.44 less total liabilities of $2,277,403.30. Net Realizable Assets will be calculated utilizing the basis of accounting as historically and consistently applied by X-Pert for at least the last five (5) fiscal years ("X-Pert Accounting Procedures"). The Purchase Price is adjusted and payable as hereinafter set forth.

      (a) Cash of $2,925,000 shall be payable at Closing ($2,692,462.50 to SELLER Eaves and $232,537.50 to SELLER Cooper).

      (b) Cash of $75,000 shall be payable at Closing for the noncompetition agreements identified in Article VIII.

      (c) PURCHASER shall issue, at Closing, to SELLERS, or their designee, 200,000 shares of PURCHASER'S common stock (the "Pride STOCK"), which shall be pro-rated between SELLERS based upon the amount of X-Pert Stock held by each SELLER, as of Closing, (184,100 shares of the Pride STOCK to SELLER Eaves and 15,900 shares of the Pride STOCK to SELLER Cooper) subject to a Registration Rights Agreement (attached as Exhibit "O") that will require the prompt filing of a shelf registration for such shares at PURCHASER'S cost. The Certificates representing all of the Pride STOCK shall be delivered to SELLERS at Closing. PURCHASER agrees to use its best efforts to complete the shelf registration as soon as possible. Upon delivery to SELLERS, the Certificates representing the Pride STOCK shall be sold, assigned, transferred and conveyed by PURCHASER to SELLERS duly endorsed and shall be freely transferable by SELLERS, subject only to the transfer restriction imposed pursuant to the Registration Rights Agreement.

      (d) PURCHASER shall deliver to SELLERS a note ("Note"), at Closing, in an amount equal to the balance of the Purchase Price after crediting the amounts of the $3,000,000 cash downpayment and the value of the Pride STOCK at $1,000,000. The amount of the Note is $5,964,481.94 (attached hereto as Exhibit "P"). The Note shall be for a term of five (5) years and shall bear interest at the fixed rate of 8.5% per annum as stated in the Note. The Note shall be payable in twenty (20) consecutive equal, quarterly, installments of principal plus interest then accrued on the unpaid balance as stated in the Note.

      (e) The payment of the Note by PURCHASER to SELLERS shall be secured by valid and enforceable first liens in favor of SELLERS against all of the property and equipment of X-Pert and the Companies existing as of the Closing pursuant to the Real Estate Mortgage ("Mortgage"), Security Agreement ("Security Agreement") and Financing Statement (attached hereto as Exhibits Q, R and S respectively) fully executed by PURCHASER, and delivered to SELLERS at Closing. Except for liens perfected prior to Closing, as specifically listed on Exhibit "V" attached hereto, SELLERS shall retain a valid and enforceable first lien on all of X-Pert's property and equipment acquired after the Closing Date, but excluding all receivables. PURCHASER shall pay all recording fees and closing costs (excluding Attorney's fees of SELLER).

      (f) In the event that the shelf registration is not declared effective as required by this Agreement within 180 days from the date of Closing, SELLERS shall have the right, but not the obligation, in the exercise of SELLERS' discretion and upon the redelivery to PURCHASER of the Pride STOCK, to require PURCHASER to pay to SELLERS ONE MILLION DOLLARS ($1,000,000) cash, due and payable no later than 5:00 p.m. Central Time on the 30th day from the receipt by PURCHASER of SELLERS' written notice of SELLERS' election to receive cash in lieu of Pride STOCK. Such notice may be given at any time after the expiration of 180 days after the Closing provided the shelf registration has not become effective. In the event SELLERS elect not to require PURCHASER to pay the ONE MILLION DOLLARS ($1,000,000) cash in lieu of the Pride STOCK after the 180 day period, PURCHASER shall complete the shelf registration as soon as possible thereafter.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

      3.1 REPRESENTATIONS AND WARRANTIES OF SELLERS - As of the Effective Closing Date and the Closing, SELLERS represent and warrant to PURCHASER and agree with PURCHASER that:
                                      -6-

      (a) ORGANIZATION AND STANDING - X-Pert and the Companies have each been duly organized and are validly existing in good standing under the laws of the State of New Mexico and are all qualified as foreign corporations and are in good standing under the laws of every other jurisdiction in which they own or lease property or conduct business so as to require such qualification and all such companies have the requisite corporate power and authority and all licenses, permits and authorizations necessary to own and operate their properties and to carry on their businesses as now conducted except where the lack of such qualifications, licenses, permits and authorizations would not have a material adverse effect on the business, financial condition, operations, or results of operations of X-Pert and the Companies.

      (b) AUTHORITY - SELLERS have the power and authority to enter into and perform their obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all requisite action, and this Agreement has been duly executed and delivered by SELLERS.

      (c) VALIDITY OF AGREEMENT - The Agreement is a legal, valid and binding obligation of each SELLER and is enforceable against each SELLER in accordance with the terms of the Agreement, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general.

      (d) NO VIOLATION - The execution and delivery of the Agreement and the performance by SELLERS of the terms of the Agreement do not conflict with or result in a
                                      -7-

          material violation or material breach of any agreement, instrument, order, writ, judgment or decree to which any SELLER, X-Pert or any Company is a party or is bound.

      (e) APPROVALS - SELLERS shall have obtained all consents necessary for the performance of the Agreement. All material authorizations, approvals or other actions by or filing(s) with any governmental agency required in connection with the execution, delivery and performance by SELLERS of this Agreement shall have been obtained.

      (f) X-PERT STOCK - All of X-Pert and each Company's authorized and issued capital stock is set out on Exhibit "A". The stock of X-Pert and each Company has been duly authorized and validly issued and is fully paid and nonassessable and constitutes all of the issued and outstanding stock of each of those corporations.

      (g) X-PERT STOCK OWNERSHIP - SELLERS own, or as of Closing will own, all the X-Pert STOCK and have good and marketable title to such X-Pert STOCK and shall deliver it free and clear of any lien, charge, claim or encumbrance at Closing. X-Pert owns all the stock of the Companies. The transfer of the X-Pert STOCK shall not constitute a material violation of any state or federal law. The stock ownership of each Company is set out on Exhibit "B". Each SELLER has or as of Closing will have full record and beneficial ownership of the X-Pert STOCK; at the Closing each SELLER will have such ownership free of any liens, claims, charges, exceptions or encumbrances, and upon delivery to Buyer of the certificates for the X-Pert STOCK and payment therefore at the Closing as
                                      -8-

          provided herein, PURCHASER will have full record and beneficial ownership of the X-Pert STOCK and X-Pert will have full record and beneficial ownership of the stock of each Company free of any liens, claims, charges, exceptions or encumbrances except those created by this Agreement and those that may result from acts of PURCHASER. No person has any preemptive or similar rights in respect of the issuance of any shares of the capital stock of X-Pert or any Company. Other than set out on Exhibit "A", there is no other type of stock authorized or issued by X-Pert or any Company.

      (h) OTHER STOCK OWNERSHIP; INVESTMENTS - Other than those listed on Exhibit "B", neither X-Pert nor any of the Companies, directly or indirectly, own any stock in any subsidiary corporation nor in any other corporation, partnership, venture, entity or business enterprises. Exhibit "B" sets forth all equity and other ownership interests of X-Pert and the Companies in all bonds, notes and other securities, all of which are free and clear of any liens, claims, charges and encumbrances except as disclosed in Exhibit "B."

      (i) CORPORATE DOCUMENTS - The Corporate Documents, attached as Exhibit "C", constitute true, correct and complete copies of the Corporate Documents of X-Pert and the Companies and reflect all amendments thereto.

      (j) OPTIONS AND WARRANTS - Except as set forth in Article 4.1 of this Agreement, there are no outstanding options, warrants, convertible securities, proxies, voting trust agreements or other rights of any kind to acquire any of the X-Pert STOCK, nor are there any outstanding rights or privileges, preemptive or contractual, to acquire any equity interest in X-Pert or any Company.

      (k) LITIGATION AND CLAIMS - Except as set forth on Exhibit "D", there are no actions, suits, claims, orders, investigations or proceedings pending or threatened against X-Pert, or any Company, or any joint venture or any other business arrangement in which X-Pert or any Company owns an interest before any court, or arbitration body or before any governmental department, agency or instrumentality. Neither X-Pert nor any of the Companies or any of the SELLERS are in default with respect to any judgment, order, writ, injunction, decree or award applicable to it from any court, any governmental instrumentality or arbitrator having jurisdiction over X-Pert or any Company. To the extent the litigation and claims identified on Exhibit "D" have not been disclosed in writing and accrued on X- Pert's Financial Statements, SELLERS shall indemnify PURCHASER as set forth in Section 6.1(b) of this Agreement.

      (l) COMPLIANCE WITH LAWS - In the conduct of their respective businesses, X-Pert, the Companies and the SELLERS, to the best of SELLERS' knowledge and belief, are in material compliance with all applicable federal, state and local laws, statutes, ordinances and regulations.

      (m) DISCLOSURES - The representations and warranties by SELLERS in the Agreement and the statements contained in the documents (including the Exhibits), certificates and other writings furnished to PURCHASER, when considered as a whole, to the best of SELLERS' knowledge and belief, do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements herein and therein not misleading. SELLERS warrant and represent, to the best of SELLERS' knowledge and belief, that the Exhibits attached hereto are true, correct and complete in all material respects.

      (n) TAXES - (i) X-Pert and each Company has filed all tax returns required to be filed by it under the laws of the United States, the state of its incorporation and each state in which it conducts business. All taxes shown by such returns to be due and payable have been paid or accrued on the Financial Statements. Except to the extent accruals therefor are reflected on the Financial Statements or, in the case of disputed assessments, as identified in Exhibit "D," and except with respect to local sales taxes incurred in the ordinary course of each Company's business for which no accruals are provided, after due review and inquiry, neither X-Pert nor any Company has any tax liabilities due or to become due for any taxable period, or portion thereof, occurring prior to the Effective Closing Date; (ii) except as provided on Exhibit "I" no federal income tax returns of X-Pert nor any Company have any outstanding audits by the Internal Revenue Service; (iii) there are no agreements which have been made for the extension of time for the assessment of any federal income tax against X-Pert or any Company; (iv) neither X-Pert nor any Company is in default in the payment of any taxes due and payable; and, (v) any disputed assessments for a taxable period, or portion thereof, occurring prior to the Effective Closing Date which X-Pert is ultimately required to pay will be paid by SELLERS as an adjustment to the Purchase Price.

      (o) CONTRACTS - Except as set forth on Exhibit "E", neither X-Pert nor any Company is a party to or the subject of any material written or oral contract. Neither X-Pert nor any Company is in default under any contract listed on Exhibit "E" and each such agreement is in full force and effect and is a legal, valid and a binding obligation of the parties thereto except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general.

      (p) EMPLOYEES - Exhibit "F" contains a list of all employees of X-Pert and the Companies. X-Pert and the Companies are not a party to any employment contract(s), leased employee agreements, brokerage commission contract(s), consulting contract(s) or any other type of employment arrangement(s) other than those designated on Exhibit "F". As provided in Article IV, all agreements between X-Pert and the Companies and Mr. Harry R. Eaves shall be terminated prior to Closing. To the best of SELLERS' knowledge and belief after a thorough review of all the personnel files, X-Pert and each Company is in material compliance with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity and the payment of social security and other taxes. The Financial Statements shall reflect an accrual for no less than fifty percent (50%) of the value of all vested and nonvested vacation for all hourly employees of X-Pert and the Companies.

      (q) BOOKS AND RECORDS - The books and records of X-Pert and each Company have been maintained in accordance with X-Pert's Accounting Procedures consistently applied, and (i) all balances recorded for accounts receivable represent valid and enforceable claims and are not recorded in excess of their collectible amounts, (ii) all liabilities of X-Pert and each Company for goods and services received by X-Pert and each Company respectively or otherwise accruable under X-Pert's Accounting Procedures have been recorded on the records of the Company, and (iii) SELLERS have furnished PURCHASER with copies of balance sheets for each Company for the last five (5) fiscal years (attached to this Agreement as part of Exhibit "L"). The foregoing balance sheets including in all cases the schedules thereto (if any) have been based on the information contained in X-Pert's books and records and are accurate in all respects as of their respective dates. Except as identified herein, or as otherwise disclosed, X-Pert and the Companies have no material liabilities (whether accrued, absolute, contingent, or unliquidated). For purposes hereof "material liabilities" is defined as any liability in excess of $25,000.00.

      (r) BENEFIT PLAN(S) - To the best of SELLERS' knowledge and belief, after due review and inquiry by SELLERS and by SELLERS' counsel (identified in Section 5.1(j)) X-Pert and each Company currently have no employee benefit plans to which the Employee Retirement Income Security Act of 1974 ("ERISA") applies. In about October, 1991, X-Pert terminated its profit sharing plan and, with regard to that profit sharing plan, it
          (i) was operated in all respects in accordance with all applicable requirements of federal law, including Employee Retirement Income Security Act of 1974 ("ERISA") and the Code, (ii) did not engage in any prohibited transactions (as such term is defined in Section 406 of ERISA), and (iii) met the minimum funding standards of Section 412 of the Code, if applicable and (iv) no Reportable Event (within the meaning of Section 4043 of ERISA) occurred with respect to such plan.

      (s) PROPERTY - Except as set forth on Exhibit "G", X-Pert and each Company has good and marketable fee title, free and clear of all liens and encumbrances, to all of the real property and good indefeasible title, free and clear of all liens and encumbrances to all of its tangible or intangible personal property. All property is listed on the attached Exhibit "G". Exhibit "G" lists, among other things, all real and personal property owned or leased by each Company. None of the rigs, vehicles or equipment owned by X-Pert and the Companies have been operated in any county except as set forth in Exhibit "G" and, except as indicated on Exhibit "G", all are in good operating condition less ordinary wear and tear with no need of substantial repairs and conform to all applicable laws governing their use. All commercial vehicles and rigs requiring Department of Transportation and/or State Inspection Certificates have certificates that are current within the last twelve (12) months. Attached as Exhibit "U" is a listing of all of SELLERS' personal property ("Excluded Property") located at X-Pert's Yard.

      (t) ABSENCE OF CHANGE - Except as set forth on Exhibit "H" and in Articles
          2.2 and 4.1 of this Agreement and since January 31, 1995, neither X-Pert nor any
                                      -14-

          Company has (i) incurred any material obligation or liability (absolute, accrued, or contingent), except in the ordinary course of business, (ii) discharged or satisfied any lien or encumbrance, or paid or satisfied any obligation or liability (absolute, accrued, or contingent) other than (a) liabilities shown or reflected on the January 31, 1995 balance sheet, or (b) liabilities incurred since the date of the January 31, 1995 balance sheet in the ordinary course of business, (iii) increased or established any accrual for taxes or any other liability on its books or otherwise provided therefore, except as may have been required due to income or operations of the Companies since the date of the January 31, 1995 balance sheet, (iv) mortgaged, pledged or subjected to any lien, charge or other encumbrance any of its assets, tangible or intangible, (v) sold or transferred any of its assets or cancelled any debts or claims or waived any rights, except in the ordinary course of business, (vi) disposed of or permitted to lapse any patents or trademarks or any patent or trademark applications material to the operation of its business, (vii) granted any general or uniform increase in the rates of pay of employees or any substantial increase in salary payable or to become payable by it to any officer, employee, consultant, or agent or by means of any bonus or pension plan, contract or other commitment increased the compensation of any officer, employee, consultant or agent, (viii) authorized any capital expenditures for additions or repairs to property or equipment in excess of $10,000 for any item, (ix) made any declaration, setting aside or payment to its shareholders of any dividend or other distribution in respect of its capital stock, or otherwise, or
                                      -15-

          redeemed or purchased any of its capital stock, or agreed to take any such action, (x) entered into any transaction other than in the ordinary course of business, (xi) borrowed any funds, except in the ordinary course of business, (xii) issued any stocks, bonds or other corporate securities or evidences of indebtedness, other than expressly noted in the Exhibits, or (xiii) experienced damage, destruction or loss not covered by insurance affecting any of its properties, assets or business, or experienced any other change in its financial condition, assets, liabilities or business, other than changes in the ordinary course of business, which changes have not, in the aggregate, adversely affected the business operation, properties or financial condition of X-Pert or any Company. For purposes hereof "adversely affected" is defined as any change which, in the aggregate, exceeds $25,000.00.

      (u) CERTAIN INFORMATION - Exhibit "I" is a true and complete list setting forth (i) the name of each director and officer of X-Pert and each Company and the offices held by each, (ii) the name of each person entitled to receive from X-Pert any Company bonuses, contingent compensation payments or deferred compensation payments and the terms thereof, (iii) the name of each bank in which X-Pert and each Company has an account or safe deposit box, the identifying numbers or symbols thereof, and the name of each person authorized to draw thereon or to have access thereto, (iv) the name of each person holding tax or other powers of attorney from X-Pert or any Company, and a summary statement of the terms thereof all of which will be terminated as of the Closing, (v) the taxpayer
                                      -16-

          identifying number for X-Pert and each Company and a listing of all memberships owned or paid for by X-Pert and each Company.

      (v) INSURANCE - Each Company is self-insured or has in force valid policies of insurance on its rigs, buildings, equipment, vehicles, inventory, operations and for workmen's compensation with coverages and in amounts as are customarily carried by corporations engaged in similar business. All said policies and claims against said policies known to SELLERS, after due inquiry, are listed and described in Exhibits "J" and "D" hereto. Any premiums, claims, adjustments or audits by an insurance company or the State of New Mexico, relating to any period prior to the Effective Closing Date, which produces an additional premium or cost, and which are not reserved for, accrued on the Financial Statements or disclosed to PURCHASER, shall be paid by SELLERS. All medical claims by X-Pert employees under any X-Pert medical plan, any workers' compensation claim or any third party claim that arises out of events occurring prior to the Effective Closing Date, and which are not reserved for or accrued on the Financial Statements, shall paid by SELLERS. Any overaccrued amount and/or any refunded or unused reserves for any such insurance claims, including, but not limited to, reserves held by Provident Life and Accident Insurance Company pursuant to policy number W-058 for the account of X-Pert ("the Provident Policy") and amounts maintained by X-Pert in an off-balance sheet account the funds of which are dedicated to satisfaction of X-Pert's obligations under the Provident Policy, shall be paid to SELLERS by PURCHASER within thirty (30)

                                      -17-
          days of Pride's, X-Pert's or the Companies' receipt of such refunded or unused reserve and/or adjustment on their books of any such overaccrual as additional consideration under this Stock Purchase Agreement and shall constitute an adjustment to the Purchase Price. Any underaccrued amount for any such insurance claim shall promptly be paid by SELLERS to PURCHASER within thirty days of the receipt of Pride's invoice and shall constitute an adjustment to the Purchase Price.

      (w) NO BREACH OF AGREEMENTS; REQUIRED CONSENTS, ETC. - Neither X-Pert, nor any of the Companies or any SELLER is a party to, subject to or bound by any agreement or any judgment, order, writ, injunction or decree of any court or governmental body which prevents the carrying out of this Agreement. The consummation of the transactions provided for herein will not conflict with or result in a material breach of any condition or provision of, or constitute a default, or give rise to any right of termination, acceleration, cancellation or forfeiture under, any indenture, agreement or other instrument or constitute a violation of any statute, governmental rule or ordinance to which X-Pert or any Company or any SELLER is a party or by which any Company or any SELLER may be bound, or to which any of its properties or operations are subject.

      (x) COMPLIANCE WITH LAW - To the best of SELLERS' knowledge and belief, the properties utilized in the operation of X-Pert and the Companies do not violate or conflict with any restrictive covenant, or any federal, state or local zoning or pollution ordinance, administrative regulation or provision of law which

                                      -18-

          substantially or materially interferes with or prevents the continued conduct of X-Pert and the Companies' business in the same manner as heretofore conducted or the continued use of the properties owned or leased by the Companies for the purposes for which they are now being used.

      (y) FINANCIAL STATEMENTS - Complete copies of all financial statements for X-Pert and the Companies for each of the five (5) previous fiscal years are attached as part of Exhibit "L". Also, the consolidated balance sheet and income statement of X-Pert and the Companies as of the Effective Closing Date is herein referred to as the "Financial Statements" and is included or will be included as part of Exhibit "L" prior to Closing. All such financial statements have been prepared in accordance with X-Pert's Accounting Procedures consistently applied throughout the periods indicated and from period to period (including the periods covered by the financial statements referenced herein) and present fairly the financial condition of X-Pert and Companies and the results of operations of each Company and any changes in its shareholders' equity and changes in its financial position for the respective periods specified therein in accordance with X-Pert's Accounting Procedures.

      3.2 SELLERS' AGENT - Each SELLER and PURCHASER will appoint and maintain for a period of five (5) years from the Effective Closing Date an agent for service of process in the States of New Mexico and Texas with respect to any matters or disputes arising under this Agreement. Thereafter, each party shall notify the other parties promptly as to any change of

                                      -19-

such names or addresses. Each such agent shall be an appropriate responsible corporation or individual resident in New Mexico and Texas.

     (aa) ENVIRONMENTAL MATTERS - To the best of SELLERS' knowledge or belief, after due inquiry, X-Pert and each Company (i) is and has in the past been in compliance with all Environmental Laws and all permits, requests and notifications relating to health, safety or the environment of X-Pert and each Company or any of their respective properties, assets, operations and businesses, (ii) has obtained and adhered to and currently possesses all necessary permits and other approvals necessary to store, dispose of and otherwise handle any applicable Hazardous Materials and to operate its properties, assets and businesses, (iii) has reported, to the extent required by all federal, state and local statutes, laws, ordinances, regulations, rules, permits, judgments, orders and decrees, all past and present sites owned and/or operated by X-Pert or any Company where any Hazardous Material has been released, created, stored or disposed of, and (iv) has not used, stored, or Released any Hazardous Material in excess of amounts allowed by Environmental Law. To the best of SELLERS' knowledge or belief, after due inquiry, there is (v) no location on any property currently or previously owned or operated by X-Pert or either Company where Hazardous Materials have entered into the soil or groundwater of such property, (vi) no on-site or off-site location to which X-Pert or either Company has Released or transported Hazardous Materials or arranged for the transportation or disposal of Hazardous Materials, which is or is likely to be the subject of any federal, state, local or
                                      -20-

          foreign enforcement action or any investigation which could lead to any claims against any such entity for any clean-up cost, remedial work, damage to natural resources, common law or legal liability, including, but not limited to, claims under CERCLA, and (vii) there are no underground storage facilities for petroleum products on any of the real property identified on Exhibit "G" or on any property currently or previously owned or operated by X-Pert or either Company that have not been removed in accordance with all Environmental Laws, copies of all such documentation of which has been provided to PURCHASER. For the purposes of this Section (i) "Environmental Laws" means any and all local, state and federal laws, statutes, ordinances, rules, regulations, orders, decrees, judicial or arbitral decisions, or determinations of any governmental or judicial authority pertaining to health, safety or the environment in effect now in any and all jurisdictions in which X-Pert or either Company is doing or at any time has done business or where any of their property is located, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Occupational Safety and Health Act, as amended, the Resource Conservation and Recovery Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, each as amended and revised, comparable state and local laws and other

                                      -21-

          environmental conservation and environmental protection laws, (ii) "Hazardous Material" means any pollutant, contaminant, solid waste, asbestos, petroleum product, oil, any toxic or hazardous substance, material or waste, any flammable, explosive or radioactive material, any chemical which causes cancer or teratogenic effects, and any other material or substance not mentioned above which is defined, listed, regulated or otherwise subject to any Environmental Law, and
          (iii) "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles), except for any minor leakage or spillage that occurs or has occurred in the course of operation of either Company's business, which minor leakage or spillage would not impose any liability whatsoever on such Company.

     (bb) TRANSACTIONS INVOLVING ANY SELLER AND ANY COMPANY - Except as set out on Exhibit "K", or as otherwise identified or required in this Stock Purchase Agreement, the Note, Mortgage, the Security Agreement or the Financing Statement there are no agreement(s) between any SELLER and X-Pert or either of the Companies.

      3.3 REPRESENTATIONS AND WARRANTIES OF PURCHASER - As of the Effective Closing Date, PURCHASER represents and warrants to SELLERS as follows:

      (a) ORGANIZATION AND STANDING - PURCHASER has been duly organized and is validly existing in good standing under the laws of the State of Louisiana.
                                      -22-

      (b) AUTHORITY - PURCHASER has the corporate power and authority to enter into and perform its obligations under this Agreement, Note, Mortgage and Security Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all corporate action of PURCHASER, and this Agreement and the Note, Mortgage and Security Agreement have been duly executed and delivered by PURCHASER.

      (c) VALIDITY - This Agreement, Note, Mortgage and Security Agreement are each legal, valid and binding obligations of PURCHASER and are enforceable against it in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general.

      (d) NO VIOLATION - The execution and delivery of the Agreement, Note, Mortgage and Security Agreement and the performance by PURCHASER of their terms thereof do not conflict with or result in a material violation of the Articles of Incorporation or Bylaws of PURCHASER or of any agreement, instrument, order, writ, judgment or decree to which PURCHASER is a party or bound.

      (e) CONSENTS - All consents necessary to the performance of this Agreement, Note, Mortgage and Security Agreement by PURCHASER shall be obtained prior to Closing. All approvals, authorizations or other action by, or filing with, any governmental authorities required in connection with the execution, delivery and performance by PURCHASER of the Agreement, Note, Mortgage and Security Agreement have been obtained.
                                      -23-

      (f) DISCLOSURES - The representations and warranties by PURCHASER in the Agreement, Note, Mortgage and Security Agreement and the statements contained in the documents (including Exhibits), certificates and other writings furnished to SELLERS pursuant to the Agreement, when considered as a whole, to the best of PURCHASER'S knowledge and belief, do not and will not contain any untrue statements of a material fact and do not and will not onto omit to state any material fact necessary to make the statements herein and therein not misleading. PURCHASER warrants and represents, to the best of PURCHASER'S knowledge and belief, that the Exhibits furnished by PURCHASER attached hereto are true, correct and complete in all material respects.

      (g) PRIDE STOCK - The Pride STOCK upon delivery to SELLERS shall be duly authorized, validly issued, fully paid and non-assessable. The transfer of the Pride STOCK to SELLERS shall not constitute a material violation of any state or federal law. Upon delivery to SELLERS of the certificates for the Pride STOCK as provided herein, SELLERS will have full record and beneficial ownership of the Pride STOCK free of any liens, claims, charges, exceptions or encumbrances except those that may result from acts of SELLERS.

      (h) X-PERT STOCK - PURCHASER intends to hold the X-Pert STOCK for investment and will not engage or participate in any activity that would constitute a distribution of the shares for purposes of the Securities Act of 1933.

      (i) SHAREHOLDERS' INFORMATION. Attached as Exhibit "T" are true and complete copies of PURCHASER'S most recent report on Form 10-K as filed with the Securities
                                      -24-

          and Exchange Commission (the "SEC"), most recent Annual Report and Proxy Statement distributed to PURCHASER's shareholders, each report on Form 10-Q or Form 8-K filed with the SEC subsequent to said Form 10-K, each quarterly or other report or statement distributed to PURCHASER'S shareholders subsequent to said Annual Report or Proxy Statement, and all amendments (if any) to the foregoing reports or statements.

      (j) OPTIONS AND WARRANTY - Other than those listed in Exhibit "T" or previously filed with the SEC, there are no outstanding, warrants, convertible securities, proxies, or voting trust agreements.

      (k) LITIGATION AND CLAIMS - Except as set forth in Exhibit "T" and except for claims covered by Pride's insurance, there are no material actions, suits, claims, orders, investigations or proceedings pending or to the best of PURCHASER'S knowledge threatened against PURCHASER or any joint venture or in any other business arrangement in which PURCHASER owns an interest before any court, or arbitration body or before any governmental department, agency or instrumentality. PURCHASER is not in default with respect to any judgment, order, writ, injunction, decree or award applicable to it from any court, any governmental instrumentality or arbitrator having jurisdiction over PURCHASER.

      (l) COMPLIANCE WITH LAWS - In the conduct of its business, PURCHASER, to the best of PURCHASER's knowledge and belief, is in material compliance with all federal, state and local laws, statutes, ordinances and regulations.

      (m) NO BREACH OF AGREEMENTS; REQUIRED CONSENTS, ETC. - PURCHASER is not a party to, subject to or bound by any material agreement or any judgment, order, writ, injunction or decree of any court or governmental body which prevents the carrying out of this Agreement, the Note, the Mortgage and the Security Agreement. The consummation of the transactions provided for herein and in the Note, Mortgage and Security Agreement will not conflict with or result in a material breach of any condition or provision of, or constitute a default, or give rise to any right of termination, acceleration, cancellation or forfeiture under, any indenture, agreement or other instrument or constitute a material violation of any statute, governmental rule or ordinance to which PURCHASER is a party or by which PURCHASER may be bound, or to which any of its properties or operations are subject.

                                   ARTICLE IV

                            COVENANTS OF THE PARTIES

      4.1 COVENANTS OF SELLERS - SELLERS covenant with PURCHASER as follows:

      (a) CONDUCT OF BUSINESS - Prior to Closing, X-Pert shall (1) pay in full to Mr. Harry Eaves the balance due under that certain note between Mr. Harry Eaves and X-Pert dated March 24, 1988 in the approximate amount of $605,309.01 (as of January 31, 1995), (2) exercise its options to purchase from Mr. Harry Eaves for approximately $409,596.00 all remaining shares of Stock owned by Harry Eaves and, (3) purchase as treasury shares all of the shares of X-Pert STOCK owned by Dusty Rhodes (115 shares) and Doug Rogers (15 shares) for approximately

          $55,380. Otherwise, from the date hereof, through the Closing, unless otherwise required by this Agreement, X-Pert and each Company will not, without the written consent of PURCHASER (i) issue any stock, bonds, notes, options, warrants or other corporate securities, (ii) amend their Corporate Documents, (iii) incur any obligations or liabilities except for (1) obligations disclosed herein, or (2) obligations incurred in the ordinary course of business, (iv) mortgage, pledge or subject to lien any assets or properties, tangible or intangible, (v) sell or transfer any stock, bonds, notes, or intangible assets, (vi) pay any material obligation other than current liabilities incurred in the ordinary course of business, consistent with past practice, (vii) sell, transfer or lease any of their material assets, property or rights or cancel, waive or compromise any debts, claims or rights, (viii) waive any rights or amend or terminate any contract, lease agreement or license which in the aggregate are material to each Company, (ix) enter into any transaction not in the ordinary course of business and consistent with past practices, (x) enter into an agreement to do any of the acts prohibited by this
          Section 4.1 (a) (i-ix), and (xi) make, solicit, initiate or encourage submission, directly or indirectly, of proposals or offers from any persons or corporations (including any of its officers) for the sale or recapitalization, merger consolidation or the acquisition, or purchase of the stock or all or substantially all of the assets of, or equity interest in X-Pert or any Company, or similar transaction or business combination involving X-Pert or any Company. SELLERS shall direct their financial and other advisors and representatives to comply with each of the covenants contained in this Section 4.1. SELLERS, will not, directly or indirectly, participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with or assist in an effort or attempt by any other person to do or seek any of the items referred to in this Section 4.1.

      (b) FINANCIAL STATEMENTS - SELLERS shall deliver to PURCHASER the Financial Statements prior to Closing.

      (c) ACCESS TO PROPERTIES AND INFORMATION - Prior to Closing, SELLERS shall provide PURCHASER and its agents full access to X-Pert and each Company's properties, personnel, representative and records in order that PURCHASER shall have a full opportunity to make reasonable investigations of the business and financial status of X-Pert and each Company. After Closing and for so long as there is any outstanding balance under the Note or obligation under this Stock Purchase Agreement, PURCHASER shall provide SELLERS and their agents full access to X-Pert and each Company's properties, personnel, representatives and records in order that SELLERS shall have full opportunity to make reasonable investigations of the business and financial status of X-Pert and each Company. Upon written notice from SELLERS, PURCHASER shall provide an accounting of any amounts due or payable pursuant to this Stock Purchase Agreement or the Note.

      (d) TAXES - SELLERS have caused X-Pert to file or will cause to be timely filed or cause to timely extend and file all returns in respect to taxes and other reports
                                      -28-

          which were or will be required to be filed in respect to all taxes for X-Pert and each Company for periods with due dates prior to Closing and have caused X-Pert or will cause X-Pert to pay or accrue on its financial statements all taxes due with respect to such returns and all audits thereof and future assessments originated by the taxing authorities thereon. PURCHASER shall permit SELLERS the opportunity to fully participate in, protest, dispute and defend against any post-Closing audit or assessment originated by any taxing authority concerning unaccrued or unpaid taxes for periods with due dates or tax liabilities prior to the Effective Closing Date.

      (e) DELIVERY OF CORPORATE RECORDS - Prior to the Closing, SELLERS will provide PURCHASER with full access to all original corporate and shareholder records of X-Pert and each Company. All such original documents will be delivered to PURCHASER at Closing.

      (f) QUIET TITLE ACTIONS - After the Closing, SELLERS, at their sole cost and expense, will promptly and diligently initiate and prosecute a quiet title action for the X-Pert yard located in Hobbs, New Mexico and described on Exhibit "G" and Exhibit "A" to the Mortgage ("X-Pert Yard"). Such quiet title action shall be completed within 180 days following Closing unless Pride consents to an extension of such time which consent shall not be unreasonably withheld so long as SELLERS are diligently prosecuting the quiet title action.

      (g) REMOVAL OF WASTE AND HAZARDOUS MATERIAL - Prior to Closing, SELLERS, at their sole cost and expense, shall remove from the X-Pert Yard and properly dispose,
                                      -29-

          or shall make arrangements satisfactory to PURCHASER for such removal and disposal after Closing, of all drums and buckets described in Section VI A. of that Environmental Site Assessment prepared for PURCHASER and dated February, 1995, a copy of which has been delivered to SELLERS.

      4.2 COVENANTS OF PURCHASER AND SELLERS - SELLERS covenant to PURCHASER and PURCHASER covenants to SELLERS as follows:

      (a) CONDITIONS PRECEDENT - Each Party will use its best effort to cause the conditions precedent set forth in Article V applicable to such party to be fulfilled and satisfied prior to Closing.

      (b) FURTHER ASSURANCES - On and after the Closing, SELLERS and PURCHASER will take all appropriate actions and execute any instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

      (c) TAX AUDITS - SELLERS shall fully cooperate with PURCHASER in any tax audit of X-Pert or any Company relating all or in part to any period prior to Closing.

      (d) X-PERT'S EMPLOYEE HEALTH PLAN - X-Pert and the Companies have an employee health plan ("X-Pert Health Plan"). Effective as of Closing all employees of X-Pert and the Companies will be placed under PURCHASER'S health plan. The X-Pert Health Plan will be terminated for future coverage as of the Closing but will continue to be administered by Provident Life and Accident Insurance Company pursuant the Provident Policy for the benefit of the pre-Closing X-Pert employees.

      (e) INCOME, LIABILITIES AND CONTRACTUAL OBLIGATIONS SUBSEQUENT TO THE EFFECTIVE CLOSING DATE. All income, liabilities and contractual obligations incurred in the ordinary course of business, including liability arising out of accidents involving or affecting employees, of X-Pert and the Companies earned or incurred subsequent to the Effective Closing Date shall accrue to the benefit and be the responsibility of PURCHASER. It is the intent of the parties that SELLERS shall have no responsibility or obligation with regard to any liability incurred in the ordinary course of business of X-Pert or the Companies incurred subsequent to the Effective closing Date. As of the Effective Closing Date, Pride, X-Pert and the Companies shall continue to be responsible to perform and pay according to their terms all contracts of X-Pert and the Companies and SELLERS shall have no liability as to any such contracts entered into in the ordinary course of business after the Effective Closing Date and before Closing. SELLERS shall have no liability whatsoever for any contracts entered into by X-Pert and the Companies after Closing.

      4.3 COVENANTS OF PURCHASER - PURCHASER covenants with SELLERS as followers:

      (a) X-Pert Well Service, Inc. has executed a promissory note in favor of Norwest (formerly United New Mexico Bank) dated September 22, 1994 with a principal unpaid balance of approximately $266,660 ("Norwest Note") as of March 1, 1995 which is secured by that certain Commercial Security Agreement ("CSA") dated September 22, 1994 between X-Pert Well Service, Inc. and Norwest. SELLERS recognize that with regard to the collateral specified the CSA, their Security Agreement, Financing Statement and Note are subject to the Norwest Note and the CSA. PURCHASER agrees that X-Pert Well Service, Inc. will pay the Norwest Note when due in accordance with its terms and will not amend, extend, request or obtain any further extensions of credit under the Norwest Note. X-Pert Well Service, Inc. has executed a promissory note in favor of Texas National Bank of Midland dated September 9, 1994 with a principal unpaid balance of approximately $301,920 ("TNB Note") as of March 1, 1995 PURCHASER agrees that X-Pert Well Service, Inc. will pay the TNB Note when due in accordance with its terms and will not amend, extend, request or obtain any further extensions of credit under the TNB Note.

      (b) Unless and until PURCHASER pays the Purchase Price to SELLERS in full as required by the terms of this Agreement and the Exhibits hereto, PURCHASER shall own and maintain X-Pert as a wholly owned subsidiary and shall not sell, assign, encumber, hypothecate, lease, transfer or otherwise convey the property and equipment of X-Pert and the Companies, except in the ordinary course of business, and PURCHASER shall not merge, dissolve liquidate or otherwise terminate or reorganize X-Pert and the Companies so as to impair SELLERS' liens pursuant to the Mortgage and Security Agreement on the property and equipment of X-Pert and the Companies.

                                  ARTICLE V

                             CONDITIONS PRECEDENT

      5.1 CONDITIONS PRECEDENT OF PURCHASER - The obligations of PURCHASER to consummate the transaction contemplated by this Agreement are subject, at the sole discretion of PURCHASER, to the satisfaction of, or waiver in writing by PURCHASER at or prior to Closing of the conditions set forth in subsections (a) through (m) below. If any of the conditions set forth below are not satisfied or waived at the Closing, PURCHASER shall have the right, at its sole discretion, to terminate this Agreement without liability. If the PURCHASER completes the Closing as set forth herein, PURCHASER shall be deemed to have waived any conditions precedent not satisfied at Closing.

      (a) REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING - All representations and warranties of SELLERS contained in this Agreement shall be true and correct at and as of the Effective Closing Date and Closing as if such representations and warranties were made at and as of the Effective Closing Date and Closing and (i) PURCHASER shall have received all documents and stock certificates required by this Agreement to be received at or prior to Closing, and (ii) the SELLERS have performed in all respects at or prior to Closing all of the covenants and agreements required to be performed by them at or prior to the Closing in accordance with this Agreement.

      (b) X-PERT ACCOUNTING PROCEDURES - PURCHASER is convinced, in its sole opinion, that after its due diligence review and inspection, there are no unacceptable
                                      -33-

            variances between Pride's accounting methods and principles and the X-Pert Accounting Procedures.

      (c) PERFORMANCE OF COVENANTS AND AGREEMENTS - Each of the SELLERS shall have performed in all material respects all of the covenants and agreements required to be performed by them in accordance with this Agreement.

      (d) LITIGATION - No action, suit, proceeding, investigation, inquiry or request for information by any third person (including, but not limited to, any Governmental Authority) shall have been instituted or threatened against any of the parties hereto or any of their respective affiliates that questions or reasonably could be expected to lead to subsequent questioning of, the validity or legality of this Agreement or the transactions contemplated hereby or thereby which, if successful, (a) would materially and adversely affect the right of the PURCHASER to consummate the transactions contemplated by this Agreement or to continue to conduct the business and operations of SELLERS' substantially as currently conducted, or (b) might involve material liability on the part of the PURCHASER.

      (e) FINANCIAL STATEMENTS - SELLERS shall have cooperated with PURCHASER and assisted PURCHASER'S accounting firm in reviewing the Financial Statements.

      (f) ENVIRONMENTAL MATTERS - PURCHASER shall have been afforded a reasonable opportunity to conduct, and PURCHASER shall conduct at its sole expense, a comprehensive environmental survey of all of X-Pert's real property (including the collection of soil samples by coring and other similar measures), and as a result thereof, PURCHASER shall not have discovered any event or condition which, in its sole judgment, would subject PURCHASER to unacceptable financial or environmental risks as the owner or operator of such real property. PURCHASER has provided to SELLERS a copy of the results of its comprehensive environmental survey to SELLERS ("PURCHASER'S Environmental Survey"), which is attached hereto as Exhibit "W".

      (g) REAL PROPERTY - PURCHASER shall have received the original policies of title insurance, if any exist, or abstracts which are current as of Closing on all real property identified on Exhibit "G" and satisfied itself of X-Pert's ownership of such real property. Pursuant to Section 4.1(f) of this Agreement, SELLERS shall prosecute a quiet title action after Closing with regard to certain of X-Pert's real property.

      (h) NONCOMPETITION AGREEMENTS - Messrs. Eaves and Cooper shall have executed and delivered the noncompetition agreements contemplated by
            Article VIII hereof.

      (i) CONDITION OF PROPERTIES - PURCHASER shall have been satisfied as of Closing that (A) all the personal properties are in good operating condition, order and repair, subject to ordinary wear and tear and have been maintained in accordance with standard industry practice and all legal requirements, and (B) all of the real property and facilities are in compliance with all legal requirements and are free of all liens and encumbrances. Pursuant to Section 4.1(f) of this Agreement, SELLERS shall prosecute a quiet title action after Closing with regard to certain of X-Pert's real property.

      (j) OPINION OF COUNSEL - PURCHASER shall have received from SELLERS and Eaves, Bardacke & Baugh, P.A., counsel for SELLERS, an opinion or opinions dated the date of Closing, satisfactory to PURCHASER, to the effect that (i) SELLERS are duly authorized to sell and convey the X-Pert STOCK and perform their obligations under the Agreement,
            (ii) to the best of counsel's knowledge, after due inquiry and except as provided herein, no material suit, action or claim is pending against X-Pert or any Company, (iii) to the best of counsel's knowledge, after due inquiry, all consents, waivers, authorizations and approvals of firms, entities or governments and agencies required or necessary to the execution, delivery or performance of this Agreement by each of the SELLERS have been obtained by the Closing, the execution and delivery of this Agreement by each of the SELLERS and performance of all the terms of this Agreement by SELLERS will not materially violate any term or provision of any charter, by-law, indenture, lien, mortgage, contract, agreement, instrument, judgment or decree, order, statute, rule or regulation applicable to SELLERS, X-Pert or the Companies or be in conflict with or constitute a material default under any term of the Agreement, and (iv) to the best of counsel's knowledge, after due inquiry, SELLERS have not materially breached any of its representations, warranties or covenants in the Agreement or in any agreement or document to be delivered at the Closing.

      (k) INJUNCTIONS - No suit, action or other proceeding at the Closing shall be pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit or to obtain material damages or other relief in connection with the Agreement or the consummation of the transactions contemplated hereby.

      (l) CONSENTS - All consents, waivers, authorizations and approvals of all parties required for or necessary to the execution, delivery or performance by SELLERS of this Agreement shall have been obtained.

      (m) BOARD APPROVAL - this Agreement and the transaction contemplated herein shall have been approved by the Board of Directors of the PURCHASER and the Board of Directors and shareholders of X-Pert.

      5.2 CONDITIONS PRECEDENT OF SELLERS - The obligations of SELLERS to consummate the transactions contemplated by the Agreement are subject, at the sole discretion of SELLERS, to the satisfaction of or waiver in writing by SELLERS at or prior to Closing of the conditions set forth in subsection (a) through (h) below. If any of the conditions set forth below are not satisfied or waived by the Closing, SELLERS shall have the right, at their sole discretion, to terminate this Agreement without liability. If SELLERS complete the Closing as set forth herein, SELLERS shall be deemed to have waived any conditions precedent not satisfied at Closing.

      (a) REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING - All representations and warranties of PURCHASER contained in the Agreement shall be true at and as of the Closing as if such representations and warranties were made at and as of Closing and SELLERS (i) shall have received all documents and certificates required by this Agreement to be received at or prior to Closing, and (ii) the PURCHASER has performed in all respects at or prior to Closing all of the covenants and agreements required to be performed by it at or prior to the Closing in accordance with this Agreement.

      (b) COMPLIANCE WITH AGREEMENT - On and as of the Closing, PURCHASER shall have performed and complied in all material respects with all agreements and conditions required by the Agreement to be performed and complied with by them at or prior to the Closing Date.

      (c) CERTIFICATE OF COUNSEL - SELLERS shall have received from the Vice President and General Counsel of PURCHASER a certificate dated the date of Closing, satisfactory to SELLERS, to the effect that (i) PURCHASER is a corporation duly organized and validly existing and in good standing under the laws of the State of Louisiana and has full power and all necessary authority to carry out its business as it is now being conducted, (ii) this agreement has been duly and validly executed and delivered by PURCHASER and constitutes the valid and binding agreements of PURCHASER, (iii) to the best of counsel's knowledge, after due inquiry, all consents, waivers, authorizations and approvals of firms, entities or governments and agencies required for or necessary to the execution, delivery or performance of this Agreement by PURCHASER have been obtained, and this Agreement of PURCHASER will not violate any term or provision of any charter, by-law, indenture, lien, mortgage, contract, agreement, instrument, judgment or decree, order, statute, rule or regulation applicable to PURCHASER or be in conflict with or constitute a default any term of the Agreement, (iv) to the best of counsel's knowledge, PURCHASER has not breached any of its representations, warranties or covenants in the Agreement or in any agreement or document to be delivered at the Closing, (v) PURCHASER is duly authorized to sell and convey the Pride STOCK and perform its obligations under the Agreement, (vi) to the best of counsel's knowledge, after due inquiry, no material suit, action or claim is pending against PURCHASER that would require disclosure under its year end filings with the Securities and Exchange Commission for the calendar year 1994.

      (d) INJUNCTIONS - No suit, action, or other proceeding at the Closing shall be pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit or to obtain material damages or other relief in connection with Agreement or the consummation of the transaction contemplated hereby.

      (e) CONSENTS - All consents, waivers, authorizations and approvals of all parties required for or necessary to the execution, delivery or performance by PURCHASER of this Agreement shall have been obtained.

      (f) LITIGATION - No action, suit, proceeding, investigation, inquiry or request for information by any third person (including, but not limited to, any Governmental Authority) shall have been instituted or threatened against any of the parties hereto or any of their respective affiliates that questions or reasonably could be expected to lead to subsequent questioning of, the validity or legality of this Agreement or the transactions contemplated hereby or thereby which, if successful, (a) would materially or adversely affect the right of SELLERS to consummate the transactions contemplated by this Agreement or to continue to conduct the business and operations of PURCHASER substantially as currently conducted, or (b) might involve material liability on the part of the SELLERS, X-Pert or the Companies.

      (g) SHAREHOLDER INFORMATION - PURCHASER shall have cooperated with SELLERS and assisted SELLERS' accounting firm in reviewing the Shareholder Information furnished to SELLERS.

      (h) BOARD APPROVAL - this Agreement and the transaction contemplated herein shall have been approved by the Board of Directors of the PURCHASER and the Board of Directors and shareholders of X-Pert.

                                  ARTICLE VI

                               INDEMNIFICATION

      6.1 INDEMNIFICATION BY SELLERS - SELLERS jointly and severally agree to defend and indemnify PURCHASER and hold it harmless against and in respect of any loss or damage incurred by PURCHASER as a result of:

      (a) The breach of any of SELLERS' representations, warranties, covenants or agreements set forth in this Agreement;

      (b) Any claims against or liabilities of X-Pert or any Company arising out of events occurring prior to the Effective Closing Date to the extent not provided for in the Financial Statements, covered by insurance proceeds or by the reserves available in that certain Norwest Bank of Lea County account numbered 1155002873 which is identified as part of Exhibit "I" hereto;

      (c) Current assets on the Financial Statements which are determined in good faith by PURCHASER to be unrealizable subsequent to the Closing; and

      (d) Any environmental claim that is made with respect to a condition that occurs all or partially prior to Closing, which has not been caused by PURCHASER, or that has been identified or disclosed in PURCHASER'S Environmental Survey if, after review of PURCHASER'S Environmental Survey, SELLERS elect to proceed with Closing. SELLERS have caused X-Pert to have prepared and to deliver to PURCHASER a Phase I Environmental Survey of X-Pert's Yard, a copy of which is attached hereto as Exhibit "X" ("X-Pert's Environmental Survey"). Any claims by Pride for indemnification pursuant to this Subsection
            (d) shall be waived, released and forever discharged if not made within three (3) years after Closing regardless of whether any such claim may arise, accrue or be discovered after such three (3) year period. The terms and provisions of this Agreement generally, and of this Subsection (d) specifically, are intended to allocate the responsibilities, liabilities and obligations of the Parties hereto and their respective successors, transferees and assigns with regard to environmental matters and shall control any allocation of such responsibilities, liabilities and obligations pursuant to any Environmental Law including, without limitation, Section 107(e)(1) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.ss.9607(e)(1).

      (e) If PURCHASER demands to be indemnified and held harmless by SELLERS, SELLERS shall have the exclusive right at SELLERS' expense, in SELLERS'
                                      -41-

            sole discretion, and with PURCHASER'S cooperation, to defend against any such claim or liability asserted against PURCHASER for which PURCHASER has claimed indemnification from SELLERS.

      (f) If PURCHASER determines in good faith that current assets on the Financial Statements are unrealizable, SELLERS shall have the exclusive right at SELLERS' expense, in SELLERS' sole discretion, and with PURCHASER'S cooperation to take any action to realize any asset PURCHASER deems to be unrealizable.

      (g) PURCHASER shall provide timely written notice to SELLERS of any demand for indemnification from SELLERS pursuant to this Section
            6.1. PURCHASER shall permit SELLERS the opportunity to fully participate in, protest, dispute and defend against any written demand, claim, dispute, or controversy concerning events occurring prior to the Effective Closing Date which might result in a demand for indemnification by PURCHASER against SELLERS under this Section 6.1, and SELLERS shall have the exclusive right at SELLERS' expense, in SELLERS' sole discretion, and with PURCHASER'S cooperation to take any action to resolve any such demand, claim, dispute or controversy.

      (h) In case of any such notice, the SELLERS may participate at their expense in the defense, or if they so elect within a reasonable time after receipt of such notice, to assume the defense of any such action; and if they so elect to assume the defense, such defense will be conducted by counsel chosen by them.

                                      -42-

      6.2 INDEMNIFICATION BY PURCHASER - PURCHASER agrees to indemnify SELLERS and hold them harmless against any loss or damage incurred by SELLERS as a result of:

      (a) Any breach of PURCHASER'S representations, warranties, covenants or agreements set forth in the Agreement.

      (b) Any claims against or liabilities of SELLERS, X-Pert or any Company arising out of the operation and business of X-Pert, the Companies and/or Pride occurring after the Closing or occurring in the ordinary course of business between the Effective Closing Date and Closing.

      (c) Any environmental claim that is made with respect to a condition that occurs all or partially after Closing which has not been caused by X-Pert or the Companies or, if occurring all or partially prior to Closing, is not made within three (3) years after Closing.

      (d) SELLERS shall provide timely written notice to PURCHASER of any demand for indemnification from PURCHASER pursuant to this Section
            6.2. In case of any such notice, the PURCHASER may participate at its expense in the defense, or if it so elects within a reasonable time after receipt of such notice, to assume the defense of any such action; and if it so elects to assume the defense, such defense will be conducted by counsel chosen by it.

                                  ARTICLE VII

                                  TAX MATTERS

      7.1   SELLERS' TAX INDEMNITY
                                      -43-

      (a) Except to the extent that accruals for such Taxes are reflected on the Financial Statements or except with respect to local sales taxes incurred in the ordinary course of business for which no accruals are provided, SELLERS shall indemnify PURCHASER, X-Pert and each Company and hold them harmless from and against liability for (i) Taxes initiated by the taxing authority attributable to X-Pert and each Company for tax periods ending on or before the Effective Closing Date, (ii) taxes due and payable by X-Pert and each Company on or before the Effective Closing Date including Taxes for which an extension of time to pay past the Closing has been received, and
            (iii) taxes attributable to other members of an affiliated group as defined in Code Section 1504(a) or any analogous provision under foreign, state or local law to which any Company belonged on or before the Closing attributable to any tax period occurring on or before the Effective Closing Date.

      (b) Payment by SELLERS of any amounts due under this Section 7.1 shall be made within thirty (30) calendar days following SELLERS' receipt of written notice from PURCHASER that payment of such amounts to the appropriate taxing authority is due ("Tax Claim Notice"). In the case of a tax that is contested in good faith by PURCHASER or SELLERS, payment of the tax to the appropriate taxing authority will not be considered to be due earlier than when a final determination to such effect is made by the appropriate taxing authority or a court and all appeals are finally decided. If SELLERS fail to make a payment required by this Section 7.1 within thirty (30) days following the latter of (i)

                                      -44-

            PURCHASER'S receipt of a Tax Claim Notice, as aforesaid, or (ii) SELLERS' receipt of written notice from PURCHASER verifying their payment of such tax liability described in such Tax Claim Notice, such payment shall bear interest from the date of SELLERS' receipt of such Tax Claim Notice, at a rate for delinquent payments under the Code.

                                  ARTICLE VIII

                            NONCOMPETITION AGREEMENT

      8.1 NONCOMPETITION AGREEMENT OF RAYMOND H. EAVES - Raymond H. Eaves ("Eaves") understands and agrees that it is a material condition of this Agreement that he, as the President and majority shareholder of X-Pert, agree that he will not compete with PURCHASER in the same or similar business all as set forth in a Noncompetition Agreement in the form attached as Exhibit "M". Eaves agrees to execute and deliver to PURCHASER such Noncompetition Agreement at Closing in the consideration of a $50,000.00 payment to Eaves at Closing.

      8.2 NONCOMPETITION AGREEMENT OF BILLY B. COOPER - Billy B. Cooper ("Cooper") understands and agrees that it is a material condition of this Agreement that he, as a Vice President and shareholder of SELLERS, agree that he will not compete with PURCHASER in the same or similar business, all as set forth in a Noncompetition Agreement in the form attached as Exhibit "N." Cooper agrees to execute and deliver to PURCHASER such Noncompetition Agreement at Closing in the consideration of a $25,000.00 payment to Cooper at Closing.

                                      -45-

                                   ARTICLE IX

                                 MISCELLANEOUS

      9.1 NOTICES - All communications or notices required or permitted to be given under the Agreement shall be in writing and any communication or notice shall be deemed to have been duly made if actually delivered or if it is mailed by registered or certified mail, postage prepaid, and addressed to:

      SELLERS:

      RAYMOND H. EAVES              TEXAS AGENT:                    NEW MEXICO AGENT:
      Address: 1905 Crescent Pl.    Don R. Kidd, Esq.               John M. Eaves, Esq.
      Midland, Texas 79705          Sims, Kidd, Hubbert & Wilson    Eaves, Bardacke & Baugh
                                    1205 Broadway                   6400 Uptown NE, #110-W
                                    Lubbock, Texas  79401           Albuquerque, NM 87110
      and

      BILLY B. COOPER               TEXAS AGENT:                    NEW MEXICO AGENT:
      Address:  5303 Brazos         Don R. Kidd, Esq.               John M. Eaves, Esq.
      Midland, Texas 79707          Sims, Kidd, Hubbert & Wilson    Eaves, Bardacke & Baugh
                                    1205 Broadway                   6400 Uptown NE, #110W
                                    Lubbock, Texas  79401           Albuquerque, NM 87110
      With a copy to:

      John M. Eaves
      Eaves, Bardacke & Baugh, P.A.
      6400 Uptown Blvd., N.E.
      Suite 110-W City Centre
      Albuquerque, New Mexico 87110
      Fax (505)883-4406

      PURCHASER:

      PRIDE PETROLEUM SERVICES,
        INC.                        TEXAS AGENT:                    NEW MEXICO AGENT:
      1500 Citywest Blvd.           C.T. Corporation                C.T. Corporation
      Suite 400                     811 Dallas Ave.                 217 W. Manhattan Ave.
      Houston, Texas 77042          Suite 1500                      Santa Fe, New Mexico 87501
      ATTN:  President              Houston, Texas 77002

                                      -46-

Notice is effective upon delivery. A Party may, by written notice, so delivered to the other parties, change the address to which communications or written notices shall be made under the Agreement.

      9.2 MODIFICATIONS - The Agreement, including this Section, and including the Exhibits hereto shall not be modified except by an instrument in writing signed by all of the Parties.

      9.3 GOVERNING LAW - This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Mexico. Venue for any action hereunder shall be in U.S. District Court, Midland County, Texas, or, if jurisdiction is not available in the U.S. District Court, Midland County, Texas, then in the Texas state district court in Midland County, Texas.

      9.4 ASSIGNMENT - The Agreement shall not be assigned by any Party prior to the Closing without the written consent of the other party.

      9.5 COUNTERPARTS - The Agreements may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      9.6 SEVERANCE - If any provision of this Agreement shall be held to be illegal or unenforceable as applied to any person or circumstance, the remainder of this Agreement and the application of such provision to every other personal circumstance shall remain unaffected.

      9.7 ENTIRE AGREEMENT - The Agreement, Note, Mortgage and Security Agreement, and the Exhibits attached thereto, contain the entire agreement between the Parties hereto with respect to the transaction contemplated herein and all prior and/or contemporaneous understandings and agreements shall merge herein. There are no additional terms, whether

                                      -47-

consistent or inconsistent, oral or written, which are intended to be part of the Parties' understanding except as contained in the other documents to be executed at Closing.

      9.8 EXPENSES - Except as provided in the Note, Mortgage and Security Agreement, the Parties shall bear their respective legal fees, costs and expenses in connection with the transactions contemplated herein.

      9.9 WAIVER - Except as provided in Articles 5.1 and 5.2, no waiver by any party, whether express or implied, of any right under the provisions of the Agreement shall constitute a waiver of such Party's rights at any other time. No failure by an Party hereto to take an action with respect to breach of the Agreement or default by another Party shall constitute a waiver of the former Party's right to enforce any other breach or default of the Agreement.

      9.10 SURVIVAL - The representations and warranties contained in the Agreement except those satisfied or waived at Closing (including any representations and warranties relating to the same contained in any certified delivery pursuant hereto) shall survive the Closing.

      The Parties hereto have executed this Agreement as of the date first above written.

"SELLERS"                                 "PURCHASER"

                                          Pride Petroleum Services, Inc.

RAYMOND H. EAVES                    By:   DEXTER POLK
                                          Sr. Vice President

BILLY B. COOPER
                                      -48-

                              SCHEDULE OF EXHIBITS
                                                                        EXHIBIT
                                                                        -------
X-Pert and Companies and their stock
ownership structure                                                        A

Stock Ownership/Investments                                                B

Corporate Documents                                                        C

Litigation and Claims                                                      D

Contracts                                                                  E

Employees                                                                  F

Property                                                                   G

Changes                                                                    H

Certain Information                                                        I

Insurance                                                                  J

Transactions with SELLERS                                                  K

X-Pert Financial Statements                                                L

Eaves Noncompetition Agreement                                             M

Cooper Noncompetition Agreement                                            N

Registration Rights Agreements                                             O

Note                                                                       P

Mortgage                                                                   Q

Security Agreement                                                         R

Financing Statement                                                        S

Pride 10K, 10Q's, 8K and Annual Report                                     T

Excluded Property                                                          U
                                      -49-
                                                                        EXHIBIT
                                                                        -------
Liens Perfected Prior to Closing                                           V

PURCHASER'S Environmental Survey                                           W

X-Pert's Environmental Survey, Phase I                                     X

                                      -50-